Exhibit 99.1

UNITED REFINING COMPANY REPORTS

RECORD YEAR OF NET INCOME

Warren, PA. November 29, 2007/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products today reported results for the Company’s fiscal year ended August 31, 2007.

Net sales for the year ended August 31, 2007 and August 31, 2006 were $2,405.1 million and $2,437.1 million, respectively, which was a decrease of $32.0 million or 1.3% from the prior year. Decreases in net sales for the year ended August 31, 2007 were due primarily to a decrease in wholesale sales volume primarily as a result of scheduled refinery maintenance turnaround projects and resulting lower crude throughputs. This decrease in wholesale sales was partially offset by increased retail sales of $54.5 million.

Operating income for the year ended August 31, 2007 was $170.3 million, an increase of $38.2 million or 28.9% from the $132.1 million in operating income for the year ended August 31, 2006.

Net income for the year ended August 31, 2007 was $85.7 million, an increase of $21.7 million or 33.9% from net income of $64.0 million for the year ended August 31, 2006.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the fiscal year ended August 31, 2007 increased $41.4 million to $191.7 million from $150.3 million for the fiscal year ended August 31, 2006.

EBITDA before Last in First Out (LIFO) inventory adjustment for the fiscal year ended August 31, 2007 decreased $3.3 million to $181.8 million from $185.1 million for the fiscal year ended August 31, 2006.

United Refining Company (http://www.urc.com) uses the term EBITDA or earnings before interest, income taxes, depreciation, amortization and prepayment premium on debt refinancing, and EBITDA before LIFO inventory adjustment, which are terms not defined under United States Generally Accepted Accounting Principles. The Company uses the term EBITDA because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. EBITDA before LIFO inventory adjustment is used because the inventory adjustment represents a significant component in calculating EBITDA, especially during a period of rapidly rising crude oil and product prices. EBITDA before LIFO inventory adjustment is important because it provides information on the financial performance of the Company within the control of management. See reconciliation of EBITDA to Net Income in Footnote (1) in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

	Year Ended August 31,
	2007	2006
	(dollars in thousands)
Net Sales	$2,405,063	$2,437,052
Operating Income	170,293	132,066
Net Income	85,706	64,014
Income Tax Expense	59,680	44,449
EBITDA (1)	$191,703	$150,339

(1)	EBITDA Reconciliation

EBITDA Reconciliation

	Year Ended August 31,
	2007	2006
	(dollars in thousands)
Net Income	$85,706	$64,014
Interest Expense	28,273	24,414
Income Tax Expense	59,680	44,449
Depreciation	14,419	13,190
Amortization	3,625	4,272

EBITDA	$191,703	$150,339

EBITDA – before LIFO inventory adjustment	$181,793	$185,062
LIFO Inventory adjustment	9,910	(34,723)

EBITDA – after LIFO inventory adjustment	$191,703	$150,339

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 371 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

SOURCE: United Refining Company

Company Contact: James E. Murphy, Chief Financial Officer of United Refining Company

(814) 723-1500